Exhibit 99.2

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL SERVICES, INC. ANNOUNCES PROPOSED SENIOR NOTES OFFERING

PONTE VEDRA, Fla. (Oct. 26, 2016) — Advanced Disposal Services, Inc. (“Advanced Disposal”) (NYSE: ADSW) announced today that it intends to offer, subject to market and other conditions, $425 million of Senior Notes due 2024 (the “Senior Notes”).

Advanced Disposal intends to use the net proceeds of the offering, together with borrowings under its previously announced proposed new Senior Secured Credit Facilities, to (i) repay all outstanding indebtedness under its existing credit agreement, (ii) finance a tender offer for Advanced Disposal’s Senior Notes due 2020, (iii) pay tender premiums and transaction fees and expenses and (iv) for general corporate purposes, to the extent proceeds remain.

The Senior Notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the sellers of the Senior Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com